Exhibit 2.4

AMENDING AGREEMENT

This Amending Agreement (this “Agreement”) is made effective as of the 21st day of April, 2006 by and among Constellation Brands, Inc., a corporation existing under the laws of the State of Delaware (“Parent”), Constellation Canada Holdings Limited, a corporation existing under the laws of Canada (“Acquisition Sub”), and Vincor International Inc., a corporation existing under the laws of Canada (the “Company”).

RECITALS:

A.	Parent, Acquisition Sub and the Company are party to the Arrangement Agreement dated April 2, 2006 (the “Arrangement Agreement”); and

B.
The parties to this Agreement wish to amend the Plan of Arrangement attached in the form of Schedule C to the Arrangement Agreement in accordance with Section 6.1 of the Arrangement Agreement and Section 5.1 of the Plan of Arrangement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions - Capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Arrangement Agreement.

1.2
Entire Agreement - This Agreement, the Arrangement Agreement and the confidentiality agreement dated March 17, 2006 between the Company and Parent constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions pertaining to such subject matter, whether oral or written.

1.3
Amendment or Waiver - This Agreement may not be amended or modified except in writing signed by authorized officers of all parties. A party’s right to enforce provisions of this Agreement shall not be affected by any prior course of dealing, waiver, delay, omission or forbearance.

1.4
Severability - If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

1.5
Governing Law - This Agreement is a Contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

1.6	Headings - The insertion of headings, articles and sections are for the convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE 2

AMENDMENT OF ARRANGEMENT AGREEMENT

2.1
Subject to the approval by the Toronto Stock Exchange of Amendment No. 6 to the Stock Option Plan, Schedule C to the Arrangement Agreement shall be amended in its entirety to read as does Schedule A hereto.

ARTICLE 3

OTHER PROVISIONS

3.1
Effect on the Arrangement Agreement - The Arrangement Agreement, as specifically amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

3.2	Parties Bound - This Agreement shall be binding upon and enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

3.3
Execution of Counterparts - This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

CONSTELLATION BRANDS, INC.
By:	/s/ F. Paul Hetterich
Name: F. Paul Hetterich
Title: Executive Vice President, Business Development and Corporate Strategy

CONSTELLATION CANADA HOLDINGS LIMITED
By:	/s/ F. Paul Hetterich
Name: F. Paul Hetterich
Title: Chief Executive Officer

VINCOR INTERNATIONAL, INC.
By:	/s/ D. L. Triggs
Name: Donald L. Triggs
Title: President and Chief Executive Officer

By:	/s/ R. G. Jones
Name: Richard G. Jones
Title Executive Vice-President, Finance and Administration